EXHIBIT 99.1

[LOGO OF XTO ENERGY]

NEWS RELEASE

For Immediate Release

Number: 03-28

XTO ENERGY ACQUIRES PRODUCING PROPERTIES IN

THE EAST TEXAS, ARKOMA AND SAN JUAN BASINS

FORT WORTH, TX (October 15, 2003)—XTO Energy Inc. (NYSE-XTO) announced today that it has completed property transactions which increase its positions in Texas, Arkansas, New Mexico and Colorado for a total cost of $100 million. The purchases have been funded by existing credit facilities. XTO Energy’s internal engineers estimate proved reserves to be 83 billion cubic feet of gas (Bcf) of which 60% are proved developed. The acquired properties will contribute about 12.7 million cubic feet per day (MMcfd) of gas production during the fourth quarter.

“Our acquisition efforts continue to yield tactical assets for XTO’s long-term strategy,” says Bob R. Simpson, Chairman and Chief Executive Officer. “We are adding high-quality properties, long-lived with strong margins and low-risk upsides, in our key operating areas. When combined with the largest development inventory in the Company’s history, the result is an outlook for steady growth.”

Steffen E. Palko, Vice Chairman and President continued, “This package of properties reflects our acute focus on acquiring the right properties for the Company. In East Texas, we are adding 11,000 gross or 8,000 net acres of development potential to our prolific Freestone Trend. The purchase in the Arkoma Basin increases our ownership in growth assets and the San Juan Basin interests build on our stronghold of producing properties in both conventional and coalbed-methane gas production. Altogether, these acquisitions provide attractive economics, production decline management and new inventory to drill.”

In East Texas, XTO purchased 42 Bcfe of reserves (38% proved developed) in Freestone and Limestone counties. Gas sales from these properties currently total 4.0 MMcfd (net). The 11,000 gross acres acquired also includes a processing plant with 35 MMcfd in gas processing capacity. The transaction was effective October 1, 2003.

In the Arkoma Basin, the Company acquired 19 Bcfe of reserves (88% proved developed) in Franklin,

XTO Energy Acquires Producing Properties in the East Texas, Arkoma and San Juan Basins

Logan, Pope and Sebastian counties. The interests produce about 4.3 MMcfd (net) of natural gas with the majority focus in Aetna Field. The transaction was also effective October 1, 2003.

In the San Juan Basin, XTO added another 22 Bcfe of reserves (78% proved developed) in New Mexico and Colorado. Effective July 15, 2003, the interests contribute 4.4 MMcfd (net) of gas production, with about 70% attributable to the prolific Fruitland Coal formation.

XTO Energy Inc. is a premier domestic natural gas producer engaged in the acquisition, exploitation and development of quality, long-lived gas and oil properties. The Company, whose predecessor companies were established in 1986, completed its initial public offering in May 1993. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska and Louisiana.

A presentation providing maps and other data relating to the transaction can be accessed on the Company’s website at www.xtoenergy.com.

Contact:	Louis G. Baldwin Executive Vice President & CFO XTO Energy Inc. 817/870-2800	Gary D. Simpson Vice President—Investor Relations XTO Energy Inc. 817/870-2800

Statements made in this news release, including those relating to proved reserves, future production, growth in production, margins, future growth, development potential and production decline management are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, failure to close any of the acquisitions, the exercise of a preferential right by third parties, the timing and results of drilling activity and higher than expected production costs and other expenses. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

Reserve estimates and estimates of reserve potential or upside with respect to the pending acquisitions were made by our internal engineers without review by an independent petroleum engineering firm. Data used to make these estimates were furnished by the sellers and may not be as complete as that which is available for our owned properties. We believe our estimates of proved reserves comply with criteria provided under rules of the Securities and Exchange Commission.